CONSULTING AND NONCOMPETITION AGREEMENT
                             WITH PUT OPTION

THIS AGREEMENT dated January 15, 1999 is by and between FNB Corporation, a Virginia corporation and bank holding company (the "Corporation") which owns all of the outstanding stock of First National Bank, a national banking association headquartered in Christiansburg, Virginia (the "Bank") and Samuel H. Tollison, who resides at 3180 Fairview Church Road, Riner, Virginia 24149 (the "Consultant").

                          W I T N E S S E T H:

WHEREAS, the Consultant has served as a full-time employee of First National Bank and FNB Corporation, most recently holding the position of President and Chief Executive Officer of the Corporation;

WHEREAS, the Consultant announced his retirement from Corporation effective December 31, 1998;

WHEREAS, the Corporation desires to retain the Consultant to perform special projects for the benefit of the Corporation and/or Bank which the Consultant is willing to accept on the following terms.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises set forth in this Agreement and other good and valuable consideration, the Consultant and Corporation agree as follows:

1. Termination of Employment Agreement. By execution hereof, the Consultant resigns his executive employment with the Corporation and the Consultant and Corporation terminate the Consultant's Employment Agreement dated September 11, 1997 with the Corporation on the terms set forth therein, each act effective December 31, 1998. Notwithstanding the foregoing, the Consultant shall remain a director of the Corporation and the Bank through May 31, 1999 and he shall retain the titles as Chairman, President and CEO of the Corporation until such time, unless otherwise mutually agreed.

2. Engagement and Retention. The Corporation hereby engages and retains the services of the Consultant, as an independent contractor, to provide consulting assistance on the duties outlined in this Agreement. The Consultant accepts his engagement and retention on these terms.

3. Term. This agreement shall take effect on January 1, 1999 and shall terminate on December 31, 2003, if not sooner as provided hereafter.

4. Duties of the Consultant. In addition to the other duties imposed on the Consultant in this Agreement, during the term hereof, the Consultant shall, upon the request of the Corporation's Chief Executive Officer or
   President:

       a) Participate in any due diligence analysis required in connection with a proposed merger, acquisition, branch purchase or sale, or similar corporate transactions involving the Corporation or the Bank.
       b) Counsel the Corporation or the Bank on strategic planning matters;
       c) Assist the Corporation in promoting the stock of FNB Corporation with market makers, institutional investors and other interested parties;
       d) Any other aid for which the Consultant may be reasonable expected to have the requisite knowledge and experience to assist the Corporation or the Bank.

5. Noncompetion.   During the term hereof, the Consultant shall not,
   directly or indirectly, engage or participate in, become an officer or director of, or render advisory or other services for, or in connection with any entity primarily engaging in the delivery of financial services (including any such services approved for national banks by the Comptroller of the Currency) in the Corporation's trading area (as constituted at any time during the Consultant's engagement with FNB).

6. Relationship of the Parties. Nothing contained in this Agreement shall be construed to constitute the Consultant as an employee of the Corporation or the Bank. Furthermore, neither party shall have the authority to bind each other in any respect. The Consultant shall retain the exclusive authority to manage the manner and means of his performance hereunder. At such times as the Consultant is not obligated to perform his duties consistent with the terms of this Agreement, he may render his services, in such manner and to such persons, firms and corporations as he deems advisable, subject to the noncompetition provisions hereof.

7. Retainer. For the Corporation's access to the Consultant's time, talent and services, the Corporation shall pay the Consultant a retainer of Fifty Thousand ($50,000) Dollars a year during the term of this Agreement. For the Consultant's agreement to refrain from assisting any competitor of the Corporation during the term of this agreement, the Corporation shall pay the Consultant a retainer of Fifty Thousand ($50,000) Dollars a year. Each retainer shall be paid monthly in equal installments during the term of this Agreement. In addition, the Corporation shall reimburse the Consultant for any out-of-pocket expenses incurred by the Consultant in carrying out his duties hereunder.

8. Benefits. The Consultant shall receive no benefits customarily paid to employees due to his service hereunder. Nevertheless, the Consultant may receive accrued benefits customarily paid to retired employees of the Corporation (or Bank).

9. Automobile. The Corporation shall furnish to the Consultant an automobile of the Consultant's choosing for his exclusive use during the term hereof. The Corporation shall transfer title to such automobile to the Consultant on the termination of this Agreement.

10. Facilities and Support. During the term hereof, the Corporation shall make available to the Consultant adequate office space to perform his services. The Corporation shall also provide equipment and staff support for the Consultant as the Corporation deems reasonably necessary for the Consultant to complete his duties hereunder. The Consultant may, in his discretion, utilize his own equipment, support and supplies.

11. Bank Documentation; Confidentiality. The Corporation shall furnish access to Consultant to confidential and proprietary documentation in order to carry out his duties hereunder. The Consultant acknowledges the confidential and proprietary nature of this documentation and shall not, in any manner, divulge or communicate the substance of the confidential and proprietary documentation shared with him. The Consultant further acknowledges that the Corporation will be irreparably harmed by the disclosure of confidential and proprietary information and specifically authorizes the Corporation to obtain injunctive relief, among other remedies, for a breach of this Agreement.

12. Put Option. Should the Consultant desire to sell more than 1000 shares of the Corporation's stock in any calendar month, the Consultant may require the Corporation to repurchase the Consultant's stock in the Corporation for sale (the "put option") at a mutually agreed upon price, but not less than the price per share for which the last executed trade which took place as reported by the NASDAQ national market exchange. Notwithstanding the foregoing, should the Corporation announce a merger, sale or acquisition of the Corporation (the "Merger Announcement") within one year after the Consultant's exercise of the put option on any of his shares of the Corporation, the Consultant shall be entitled to additional compensation for all shares repurchased by the Corporation within one year period before the Merger Announcement. This additional compensation shall equal the difference between the per share sales price of the Corporation's stock at the end of trading on the first trading day after the Merger Announcement and per share sales price on the date of each exercise of the put option times the number of shares repurchased on each such exercise date. The shares subject to the put option shall include all shares owned by the Consultant, whether directly, indirectly or through beneficial ownership (including the ESOP sponsored by the Corporation).

13. Termination. This Agreement may be immediately terminated upon the occurrence of one of the following:
        a) If the Consultant is found guilty of a crime involving moral turpitude;
        b) If the Consultant is determined by a bank regulator to be either temporarily or permanently disqualified from working in the business of banking;
        c) If the Consultant dies;
        d) If either party defaults in the performance of any of its obligations under this Agreement and notice shall be given by the non-defaulting party to the defaulting party if such default shall not have been cured within ten (10) days following the receipt of such notice by the defaulting parties;
        e) The mutual execution of a written agreement of the parties hereto, which termination shall not take effect immediately but at least 30 days after the date of the agreement as the parties provide therein.

14. Assignment or Delegation of Duties. The Consultant may not assign his interest or delegate his duties hereunder without the express written consent of the Corporation.

15. Miscellaneous.
        a) Benefit. This Agreement shall bind the Corporation and the Consultant, their respective successors and assigns.
        b) Entire Agreement. This Agreement contains the entire agreement of the parties and may not be modified except in writing signed by the party against whom enforcement of any waiver, change, extension, modification or discharge is sought.
        c) Waiver Not Continuing. The waiver by either party of a breach or a violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof.
        d) Notice. Any notice required or permitted to be given hereunder will be sufficient if furnished in writing, postage prepaid, to the following addresses:

                   To FNB Corporation:

                   Julian D. Hardy, Jr.
                   FNB Corporation
                   PO Box 600
                   Christiansburg, VA  24068

                   To Samuel H. Tollison:
                   Samuel H. Tollison
                   3180 Fairview Church Road
                   Riner, VA  24149

        e) Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the Commonwealth of Virginia.

WITNESS the following signatures and seals:

                         FNB Corporation


                                                            (SEAL)
                        Julian D. Hardy, Executive Vice President



                                                            (SEAL)
                        Samuel H. Tollison